Exhibit 99.2

FINAL TRANSCRIPT

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Conference Call Transcript

OCCF - Q1 2009 Optical Cable Earnings Conference Call

Event Date/Time: Mar. 17. 2009 / 10:00AM ET

Operator

Good morning. My name is Laurie, and I will be your conference operator. At this time, I would like to welcome everyone to the Optical Cable Corporation first quarter fiscal 2009 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (Operator Instructions).

Mr. Siegel, you may begin your conference.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Thank you, Laurie. Good morning, and thank you all for participating in Optical Cable Corporation’s first quarter of fiscal year 2009 earnings conference call. By this time, everyone should have obtained a copy of the earnings press release. If you haven’t, please visit www.occfiber.com for a copy.

On the call with us today is Neil Wilkin, Chairman, President and Chief Executive Officer of Optical Cable Corporation.

Before we begin, I’d like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors, including but not limited to, those factors set forth in detail in the “forward-looking statements” section of yesterday’s press release. These cautionary statements apply to the contents of the webcast on www.occfiber.com, as well as today’s call.

Now I’d like to turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and CEO

Thank you, Andrew, and good morning. Joining me at OCC’s offices in Roanoke, Virginia today is Tracy Smith, our Senior Vice President and Chief Financial Officer.

I would like to begin the call today with a few opening remarks. I will then have Tracy review the first quarter results for the three-month period ended January 31, 2009 in more detail. After Tracy’s remarks, we will answer as many of your questions as we can.

I would like to note that during the Q&A session we will—as we normally do—take questions from analysts and institutional investors. Additionally, we will also answer questions, if any, from individual investors that were submitted prior to today’s call. As a reminder, when we do offer an opportunity for shareholders to submit questions in advance of our earnings call, we include instructions regarding such submissions in our press release announcing the date and time of our earnings call—as we did for today’s earnings call.

Optical Cable Corporation ended fiscal year 2008 with outstanding financial performance by every measure—sales, gross profits, and earnings per share. We also ended fiscal year 2008 exceptionally well-positioned strategically in our markets, as a result of the execution of our strategic plans to date, including the acquisition of SMP Data Communications last year.

OCC is now positioned as a leading manufacturer of a broad range of fiber optic and copper data communications cabling and connectivity solutions primarily for the enterprise market, offering an integrated suite of high quality, warranted products which operate as a system solution or seamlessly integrate with other providers’ offerings. Our product offerings include designs for uses ranging from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining and broadcast applications.

As we’ve begun fiscal year 2009, OCC is facing many of the same challenges that other companies are facing in today’s extraordinarily difficult global economic environment. We have also experienced additional transition and integration expenses associated with our new acquisition—what I had previously called “growing pains.” As a result, we have reported a loss of $0.12 per share during the first quarter.

Despite these challenges, OCC has shown unusual sales strength, we have continued to generate positive operating cash flow, and we have maintained a strong balance sheet during the first quarter of 2009. We believe our sales strength demonstrates that our markets are responding favorably to our expanded product offerings, and our enhanced ability to provide more complete cabling and connectivity solutions. We will continue to work to leverage our market position to increase sales and also to control costs.

In sum, despite the difficulties we experienced as a result of a difficult economy and integration growing pains, OCC is well-positioned strategically in our markets. And we expect that OCC’s outstanding positioning in our markets and our strong financial position will allow us to emerge from the difficult global economic environment stronger than ever—with such Company strength ultimately being reflected in OCC’s stock price for our shareholders—just as it was at times during the second half of fiscal 2008.

I will now turn the call over to Tracy Smith, our Chief Financial Officer, who will talk to you a little bit more about our first quarter results.

Tracy Smith - Optical Cable Corporation - SVP and CFO

Thank you, Neil. Consolidated net sales increased 18.1% to $15 million for the first quarter of fiscal year 2009 compared to $12.7 million for the same period last year. The sale of products historically sold by SMP Data Communications accounted for $3.8 million of our consolidated net sales during the first quarter of fiscal year 2009.

Net sales to customers located in the United States increased 5.2%, while net sales to customers located outside of the United States decreased 39.7% during the first quarter of 2009 when compared to the same period last year, while in each case, exclusive of the net sales generated by the connectivity products historically associated with SMP Data Communications.

The decrease in net sales to customers located outside of the United States is primarily due to the fact that we recognize net sales of approximately $1.8 million as the result of two large international orders in the first quarter of fiscal year 2008 that did not recur in the first quarter of fiscal year 2009.

Gross profit decreased 10.2% to $4.8 million for the first quarter of fiscal year 2009 from $5.3 million for the same period last year. Gross profit margin decreased to 32% for the first quarter of fiscal year 2009, compared to 42.1% for the first quarter of fiscal year 2008. The primary reason for the decrease is that historically, SMP Data Communications has had gross profit margin percentages lower than the historical gross profit margins of Optical Cable Corporation. The gross profit margin associated with the sale of connectivity products was 19.8% for the first quarter of fiscal year 2009, while the gross profit margin associated with fiber optic cable sales was 36.2% during the first quarter of fiscal year 2009.

Exclusive of the impact of SMP Data Communications, gross profit decreased 24.4% to $4 million for the first quarter of fiscal year 2009, compared to $5.3 million for the same period in fiscal year 2008. Our gross profit margin for fiber optic cable sales decreased to 36.2% for the first quarter of fiscal year 2009, compared to 42.1% for the same period last year. We believe the decrease in our gross profit margin for fiber optic cable sales for the first quarter of 2009 related primarily to the fact that certain manufacturing costs were spread over lower sales volumes. By comparison, our gross profit margin for the second quarter of fiscal year 2007—a quarter in which net sales were similar to that of the current quarter—was 36.5%.

SG&A expenses increased to $5.8 million in the first quarter of fiscal year 2009 from $4 million for the same period last year. SG&A expenses as a percentage of net sales were 38.8% in the first quarter of fiscal year 2009, compared to 31.5% in the first quarter of fiscal year 2008. The increase in SG&A expenses was primarily due to the acquisition of SMP Data Communications and transition costs associated with the acquisition.

We reported a net loss of $742,000, or $0.12 per basic and diluted share, in the first quarter of fiscal year 2009, compared to net income of $862,000, or $0.14 per basic and diluted share, for the first quarter of fiscal year 2008.

Also, as a reminder, our Annual Meeting of Shareholders is scheduled for March 31, 2009. In connection with the SEC’s new Notice and Access rules, OCC has posted all of our proxy materials on our website rather than mailing hard copies of the materials to our shareholders. Proxy cards were mailed to our shareholders during the first week of March, but are also available on the website. Instructions for requesting hard copies of proxy materials can be found at www.occfiber.com/proxy.

And with that, I will turn the call back over to Neil.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and CEO

Thanks, Tracy. And now we are happy to answer as many of your questions as we can. Operator, if you could please indicate the instructions for participants to call in their questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Kevin Wenck, Polynous Capital.

Kevin Wenck - Polynous Capital Management, Inc. - Analyst

Good morning, Neil and Tracy. The US sales being up 5% year-over-year is pretty interesting. I mean, how do you look at that in terms of performance in the particular economic environment we’re in now?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and CEO

Kevin, I think that goes to the strength that I was describing before. And while most of our industry has been seeing pullbacks of what we believe to be 10% to 20%, our fiber optic cable sales in particular have been relatively strong. Overall, they’re down compared to the first quarter of last year, as Tracy described, because of the fact that we had a couple of unusually large international orders at the beginning of last year.

I think what it really can be attributed to is the fact that now that we have more of a complete offering of products with our acquisition of SMP Data Communications, I think that’s helping to strengthen our sales on fiber optic cables in particular.

I think what’s also contributing to that is the fact that generally, our product sales and our target markets are more diversified than some of our competitors, because we operate in a lot of specialty markets in addition to the general commercial markets. As a result, we haven’t seen the same sort of hit that some of our competitors have.

Kevin Wenck - Polynous Capital Management, Inc. - Analyst

Okay. On to another topic. SG&A — it seems like there was a suggestion that there was still some out-of-the-ordinary expenses in the Q1 SG&A number, in terms of annual audit costs or some other things like that, and integration costs. So what’s an ongoing SG&A run rate at this point?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and CEO

I don’t have a specific number for you right now, Kevin. What I can tell you is right now, we believe in the fourth quarter we saw it, the first quarter we saw it, we were incurring some unusual expenses that we hadn’t really anticipated in connection with our acquisition of SMP Data Communications. One of them is higher than usual audit fees. Some of that was anticipated, obviously; some of it was not.

There’s other coordination expenses and some consultants that we’ve been paying to assist in taking on tasks that were not anticipated to be required.

I don’t expect those to be ongoing expenses. I’m not prepared to really give you a sense of exactly what our ongoing SG&A expenses are, but we’ve always been fairly good at controlling SG&A expenses historically. And I’d expect that we’d be able to demonstrate that ability as we move through the year and things start to settle down, with respect to the acquisition.

Kevin Wenck - Polynous Capital Management, Inc. - Analyst

Okay. Now, aside from trying to rationalize an overall expense base for the Company with integrating the two companies as much as you’re going to, are you trying to cut expenses as well, because of the current economic environment?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and CEO

We’re in the process of evaluating that right now. When we acquired SMP Data Communications, there were not a lot of overlap between the two companies except in some of the administrative functions. What we found was that some of those administrative functions needed to be supplemented in addition to what was currently going on, in order to meet our compliance and accounting standards by way of example.

In addition, we also incurred costs to assist with HR matters and those sorts of things. So, it’s not — I’m just trying to respond to your comment that we really were trying to rationalize a lot of expenses between the two companies. It’s really less of that and more of the fact that we’ve incurred expenses above and beyond what we anticipated relative to the acquisition.

We are, as you would expect in the current economic environment, going to be looking at whatever we need to do to control costs, provided that we don’t end up cutting into the muscle of the organization. We don’t want to take a short-term view and ultimately damage the positioning of the Company; that’s going to be essential for us creating long-term value for our shareholders.

Also, during the last couple of quarters, we’ve had more expenses associated with Sarbanes-Oxley compliance. And unfortunately, for smaller companies, there’s a fair amount of government regulation that’s making it more and more difficult and more and more costly for small businesses. I think we are handling those matters fairly efficiently. And obviously, the first time you go through those processes, they’re more expensive than they are on a continuing basis.

Kevin Wenck - Polynous Capital Management, Inc. - Analyst

Okay. On inventories, how much were finished goods higher than what you might have liked them to be at the end of January? Is the decline in work-in-process a reflection of that, that you need to get finished goods down?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and CEO

Not really. I mean, most of our sales — we don’t have a lot of long lead times for our sales orders. We’ve talked about that previously on some of our calls. So, our inventories in finished goods are about fairly stable than what they were at the end of the year, is my recollection.

We don’t have situations where we just build up inventory when sales are a little bit softer. And we have been very good at assessing what inventories are necessary to suit our customers’ needs. And so I’m comfortable with our current inventory levels.

There’s a lot of things that can affect our inventory from quarter-to-quarter in WIP or in finished goods or in raw materials, based on timing of purchases, whether a large order is sitting in finished goods and not yet shipped, or sitting in WIP and not yet shipped. And so, those are the real fluctuations we’re seeing. We’re really not seeing any fluctuations in our inventory at the moment due to economic issues.

Kevin Wenck - Polynous Capital Management, Inc. - Analyst

Okay. Applied Optical’s sales were up 50% year-over-year. Was there any sort of, like, one-time large orders in that for the latest quarter that would have inflated that? Or is that sort of steady run rate business, given how they’re developing their overall business?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and CEO

I’m sorry — where are you getting the number?

Kevin Wenck - Polynous Capital Management, Inc. - Analyst

In the note in the 10-Q, it says that sales were 11.1% of your sales in this year’s quarter and 7.9% in last year’s quarter. If you do the numbers, that means that they were about $1.5 million in this year’s first quarter versus $1 million in last year’s first quarter. So that’s up 50%, if I’m reading the numbers right.

Tracy Smith - Optical Cable Corporation - SVP and CFO

Kevin, it’s Tracy. I think that the best way to look at that is that it was a start-up company and they have been progressively increasing their sales on an annual basis compared to previous years. I’m not aware of any significant one-time types of sales in their numbers during the past quarter — or the past year, for that matter. I mean, I think it’s part of their ongoing development as a business, where we’re seeing steady increases, generally.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and CEO

Yes. And Applied Optical Systems operates in markets that are generally harsh environment and military. They’ve been somewhat affected but less affected than the overall market. And so we would have expected them to grow and ultimately, I believe they’ll continue to grow.

I think Applied Optical Systems is also interesting, because as you’ll notice in our note, the warrant ends up expiring May 1. We’ve several times extended it. And we’re currently looking at how we’re going to proceed with respect to that loan situation or our ability to buy the Company. And we’ve addressed that a little bit in the 10-Q.

Applied Optical Systems, I believe, is part of our overall strategy that allows us to provide a more complete solution to our customers, particularly in the military and harsh environment markets, and is a very good fit with our existing offering.

Now, as with any potential expansion of the Company, we need to make sure that they’re operating profitably, but — and are contributing to the overall financial results. But strategically, I’m very comfortable that Applied Optical Systems was the correct course and the deal that we struck with them sometime ago, was the correct course. And ultimately, I believe, one way or another, that’s going to provide value to our shareholders as well, which I don’t think is really reflected in our financial results at the moment.

Kevin Wenck - Polynous Capital Management, Inc. - Analyst

The $1.5 million that it takes to exercise the warrant, if I’m interpreting that correctly, do you have any restrictions in your covenants, in your current credit line, where you could use either the $2.2 million that you’ve already drawn down on the capital acquisition line to pay the million and a half? Or you can draw on the remaining $6 million availability on the revolver to pay the million and a half?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and CEO

There’s no restrictions that I’m aware of. But it actually becomes unnecessary, because part of our note receivable to Applied Optical Systems — we have a note receivable on the books for about $4.3 million—if we exercise that warrant, the way that would be handled would be we’ve reduced that balance outstanding by the $1.5 million, it would be a cashless exercise. It wouldn’t require us to use any cash.

Kevin Wenck - Polynous Capital Management, Inc. - Analyst

All right. Thanks for your patience with all my questions and your help.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and CEO

No problem.

Operator

(Operator Instructions). At this time, there are no further questions. Mr. Siegel, I’ll return the call to you.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher -IR

Thank you. And Neil, we do have a few questions submitted in advance of the call by an individual shareholder – James leNobel of Vancouver, Canada.

First, he asked, what were the approximate sales and earnings for the Company during the reported quarter, excluding the results of the SMP Data Communications?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and CEO

Well, we’ve talked a little bit already about the net sales of our fiber optic cable business, which was $11.1 million in the first quarter. We really can’t say what the earnings were. I mean, part of the reason why we acquired SMP Data Communications was the fact that it’s part of an integrated offering that our customers want.

And so we’ve integrated the sales team. We have one sales team for OCC, which includes SMP’s products; one finance team; one IT team; one HR team. And then only manufacturing and quality are really managed separately.

As a result, we really can’t separate the results by company or even by product line below the gross profit line. So at the gross profit line, you can see what the results were for the different products, at least as we’ve disclosed it to date. And that information is included in our 10-Q, and Tracy has mentioned it also in her prior remarks.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

And Neil, I think you’ve already addressed this substantially, but Jim’s next question was, can you please comment on your progress in integrating SMP Data Communications?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and CEO

Sure. We’ve talked about that a little bit. As I just mentioned, we’ve integrated a number of the functions. I think we’ve done it rather quickly, compared to what most companies do in an acquisition situation.

There’s still some work to be done. As we talked about earlier, we’re still incurring some costs that we prefer not to incur or don’t believe are necessary on an ongoing basis. And we’re working to complete the integration and transition as quickly as possible, so that we can get back to operating more efficiently, which is the way we normally do things. I don’t think there’s anything else that I can add to that.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Okay. And his final question is, can you describe the state of the industry and the market curve? And generally, he’s looking for color on how the business is performing in the first quarter, specifically looking at order flows. And finally, when do you expect to return to profitability?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and CEO

Okay. We’ve talked a little bit previously in answering Kevin’s questions regarding what’s going on in the industry. I believe a lot of our — the companies that we compete with are seeing pullbacks in the top line of 10% to 15% or more, sometimes 20% in data communications; specifically, copper is being hurt worse than fiber is, but that’s what we’re seeing in the industry overall.

Some of that doesn’t show up in the publicly disclosed numbers, because a lot of the folks we compete with have many lines of business; but that’s what we’re really seeing in the industry. I’m not prepared to forecast where we are going to be for the rest of the year. I think in this difficult economic environment, that’s a tough thing to do.

Our budgets are set such that we believe by the end of the year, we will be profitable. And what I think is also very encouraging about OCC is even though we’ve lost money in the first quarter, we’ve still been positive from a cash flow standpoint. And even if you take out the changes in working capital, that can obviously influence cash flow, but also really don’t — aren’t reflective of performance per se, and just take our net income or loss and add back non-cash charges, you’ll see that OCC is very stable from a cash flow standpoint — I think stable is the wrong word, but in a good position from a cash flow standpoint. And is able to — even able to weather what we’ve been going through despite recording losses.

So, while we’re focused on returning to profitability, I think that’s what our shareholders look at. I would hope that they’d also look at the underlying value of the Company that really exists. We’re trading — our stock price is trading way under book value. We’re cash flow positive; we are strong financially; we’re well-positioned in our market places; and we’ve demonstrated strength in our sales numbers.

And I think it’s a mistake for people to look at a short-term view of how the Company is doing on a quarter-to-quarter basis, and lose focus on the important strategic moves we’ve made over the last year to optimally position Optical Cable in this marketplace.

So I can’t really say exactly when we return to profitability, but the plan is, the plan right now is, by the end of the year overall, we will be profitable. Did that cover all aspects of what you asked?

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

I think it does, Neil. And actually, we do have another question from the phones. Operator?

Operator

We do have a follow-up question from the line of Kevin Wenck of Polynous Capital.

Kevin Wenck - Polynous Capital Management, Inc. - Analyst

Sorry to give you more questions, Neil.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and CEO

That’s okay.

Kevin Wenck - Polynous Capital Management, Inc. - Analyst

It looked like you liked the stock at $3, if the Company was buying it back there, but there was only about 50,000 shares left at the end of the quarter. How do you feel about possibly borrowing more money to buy back more of the stock?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and CEO

I can’t comment specifically on that. I mean, one of the things, as you’d imagine, that we’re looking at is completing our stock buyback program that’s existing.

During the past year, for various reasons, including the SMP acquisition and other reasons, the Company and the executives have been out of the marketplace, because we believed very conservatively that we’re in closed windows and have been very careful only to buy in windows where we believe it’s appropriate.

So, I can’t comment specifically on our plans. Obviously, we’re looking at it as you’d expect to — looking at specifically whether the Company will buy back some stock. We still have an existing stock buyback plan in place with some shares on it. And that’s really the only thing I can tell you, is we’re looking at it.

Kevin Wenck - Polynous Capital Management, Inc. - Analyst

Yes, I mean, how hugely accretive it could be buying stock back at the current level. I mean, is that the sentiment of the Board?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and CEO

Yes. I think everyone — I think it’s fair to say that — well, let me say it a different way. What I’d say is, everyone understands and believes that the Company is way under-valued at the current time.

Kevin Wenck - Polynous Capital Management, Inc. - Analyst

Okay. One other question. The valuation you paid for Centric Solutions would suggest that you would expect that the Company could probably at least get $2 million to $3 million of revenue sometime in the next year or two, but there were no revenues in the latest quarter. And so what’s a rough timeframe for that business developing?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and CEO

Well, I think — it’s a start-up business and I think it’s something that will take a little bit of time to develop. Generally, in those sorts of situations, you need to give it at least a year before it gets to the point that it’s contributing to the Company.

Kevin Wenck - Polynous Capital Management, Inc. - Analyst

Okay. All right, thanks.

Operator

There are no further questions at this time.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and CEO

Andrew, did you have any more comments before I close out? Are there any more questions?

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

That’s it, Neil, back to you for any closing remarks.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and CEO

Okay. Well, I’d like to thank everyone for joining us on today’s call, whether you’re participating live or listening to us over the Web. As always, we appreciate your time, your questions, and your interest in Optical Cable Corporation. And we’ll talk to you soon.

Operator

Thank you. That does conclude today’s Optical Cable Corporation first quarter fiscal 2009 earnings conference call. You may now disconnect.